NEWS RELEASE	CONTACT:	Scott B. Flaherty
Executive Vice President & Chief Financial Officer
sflaherty@willislease.com
561.413.0112

Willis Lease Finance Corporation Announces Pricing of $596.0 Million in Fixed Rate Notes

COCONUT CREEK, FL, June 6, 2025 — Willis Lease Finance Corporation (NASDAQ: WLFC) (“WLFC” or the “Company”), the leading lessor of commercial aircraft engines and global provider of aviation services, announced today that its wholly-owned subsidiary, Willis Engine Structured Trust VIII (“WEST”), has priced $524,000,000 in aggregate principal amount of Series A Fixed Rate Notes (the “Series A Notes”) and $72,000,000 in aggregate principal amount of Series B Fixed Rate Notes (the “Series B Notes” and, together with the Series A Notes, the “Notes”). The Notes will be secured by, among other things, WEST’s direct and indirect interests in a portfolio of 62 aircraft engines and two airframes, which WEST will acquire from WLFC or its other subsidiaries pursuant to an asset purchase agreement. The planned closing date is June 18, 2025.

The Series A and B Notes will have a fixed coupon of 5.582% and 6.070%, respectively, an expected maturity of approximately six years, an expected weighted average life (based on certain modeling assumptions) of 5.1 years and a final maturity of 25 years. The Series A and B Notes will be issued at a price of 99.99721% and 99.99711% of par, respectively.

The Notes being offered by WEST have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other securities laws of any jurisdiction, and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the Securities Act) absent registration or an applicable exemption from registration requirements. The Notes are being offered only to persons reasonably believed to be “qualified institutional buyers” as defined in, and in reliance on, Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the Securities Act or the securities laws of any such jurisdiction. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair, and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services. Willis Sustainable Fuels intends to develop, build and operate projects to help decarbonize aviation.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing and current reports filed with the Securities and Exchange Commission. It is advisable, however, to consult any further disclosures the Company makes on related subjects in such filings. These statements constitute the Company’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

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